Filed Pursuant to Rule 424(b)(3)

Registration No. 333-123682

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED SEPTEMBER 6, 2005)

$160,000,000

H-LINES FINANCE HOLDING CORP.

OFFER TO EXCHANGE

OUR OUTSTANDING

11.00% SENIOR DISCOUNT NOTES DUE 2013

FOR

OUR 11.00% SENIOR DISCOUNT NOTES DUE 2013

THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

This prospectus supplement supplements the prospectus dated September 6, 2005 relating to the offer by H-Lines Finance Holding Corp. to exchange all of its outstanding 11.00% Senior Discount Notes due 2013 for its 11.00% Senior Discount Notes due 2013 that have been registered under the Securities Act of 1933.

This prospectus supplement is not complete without, and may not be delivered or utilized except together with, the prospectus dated September 6, 2005.

The following supplements the information set forth under the heading “Prospectus Summary—Recent Developments” in the prospectus dated September 6, 2005:

On September 2, 2005, Horizon Lines, LLC, an indirect subsidiary of H-Lines Finance Holding Corp. and DaimlerChrysler Capital Services North America LLC and Elspeth Pacific, Inc., its wholly owned subsidiary, entered into an asset purchase agreement pursuant to which Horizon Lines, LLC will acquire Elspeth Pacific’s ownership interest in two vessels currently leased by Horizon Lines, LLC, the Horizon Enterprise and the Horizon Pacific, for an aggregate purchase price of approximately $29.7 million. Horizon Lines, LLC expects to use available cash to fund the purchase of these vessels. The closing of this transaction, which is expected to occur during September 2005, is subject to customary closing conditions.

See “Risk Factors,” beginning on page 22 of the prospectus, to read about important factors you should consider in connection with a decision to participate in the exchange offer.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 9, 2005